Exhibit 5.1

June 29, 2021

Ameren Illinois Company
10 Executive Drive
Collinsville, Illinois 62234

Ladies and Gentlemen:

I am Senior Corporate Counsel of Ameren Services Company, an affiliate of Ameren Illinois Company, an Illinois corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-249475-02) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an unspecified amount of securities, which became effective on October 14, 2020. On June 29, 2021, the Company issued and sold $100,000,000 principal amount of its 0.375% First Mortgage Bonds due 2023 (the “2023 Bonds”) and $350,000,000 principal amount of its 2.90% First Mortgage Bonds due 2051 (the “2051 Bonds” and together with the 2023 Bonds, the “Bonds”) under the Company’s General Mortgage Indenture and Deed of Trust, dated as of November 1, 1992, executed by the Company to The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as heretofore amended and supplemented by various supplemental indentures, and as now being further amended and supplemented by a supplemental indenture, dated as of June 1, 2021 (as so amended and supplemented pursuant to the terms thereof, the “Mortgage”).

In connection with the issuance and sale of the Bonds by the Company, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) a prospectus dated October 14, 2020 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated June 22, 2021 relating to the 2023 Bonds (the “2023 Prospectus Supplement”), both such Base Prospectus and 2023 Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Base Prospectus, as supplemented by a prospectus supplement dated June 22, 2021 relating to the 2051 Bonds (the “2051 Prospectus Supplement”), both such Base Prospectus and 2051 Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (4) the Company’s Restated Articles of Incorporation and Bylaws, as amended, each as in effect on the date hereof; (5) the Mortgage; (6) a specimen of the 2023 Bonds; (7) a specimen of the 2051 Bonds; and (8) corporate and other documents, records and papers and certificates of public officials. In addition, I have reviewed such other documents and materials as I have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents. I have relied upon a certificate of the Trustee as to the authentication and delivery of the Bonds under the Mortgage.

On the basis of such review, and after consultation with other company attorneys as I have deemed appropriate, I am of the opinion that the Bonds are valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting mortgagees’ and other creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

This opinion is limited to the laws of the States of Illinois and New York and the federal laws of the United States of America insofar as they bear on the matters covered hereby. As to all matters of New York law, I have relied, with your consent, upon an opinion letter dated the date hereof rendered to you by Morgan, Lewis & Bockius LLP, New York, New York. As to all matters of Illinois law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as if it were addressed to them.

I hereby consent to the reference to me under the heading “Legal Matters” in each of the Base Prospectus, the 2023 Prospectus Supplement and the 2051 Prospectus Supplement, to the references to me in the Registration Statement, including under the heading “Legal Matters” in the Base Prospectus, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Craig W. Stensland

Craig W. Stensland
Senior Corporate Counsel
Ameren Services Company

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